EXHIBIT 9.01 (c) (1)

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT dated as of November 13, 2005 (this “Amendment”), among AFFINITY GROUP, INC. (the “Borrower”), THE GUARANTORS PARTY HERETO (the “Guarantors”), THE LENDERS PARTY HERETO (the “Lenders”), CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent (the “Syndication Agent”), CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as Administrative Agent (the “Administrative Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (the “Documentation Agent” and together with the Administrative Agent and the Syndication Agent, the “Agents”).

WHEREAS, the Credit Agreement (as defined below) provides that the Lenders may make Revolving Credit and Term Loans to the Borrower, and that the Issuing Lender may issue Letters of Credit;

WHEREAS, the Credit Parties wish to amend the Credit Agreement to reduce the Applicable Margin for the Loans; and

WHEREAS, the Credit Parties wish to amend the Credit Agreement to convert the Term B2 Loans under the Note Purchase Agreement into Term Loans under the Credit Agreement and to terminate the Note Purchase Agreement and the Intercreditor Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                                       Reference to Credit Agreement.  Reference is made to the Amended and Restated Credit Agreement dated as of June 24, 2003, as amended by the First Amendment to the Credit Agreement dated as of February 18, 2004, the Second Amendment to the Credit Agreement dated as of June 30, 2004, the Third Amendment to the Credit Agreement dated as of November 12, 2004 and the Fourth Amendment dated as of March 24,2005, among the Borrower, the Guarantors, the Lenders, the Syndication Agent, the Administrative Agent and the Documentation Agent (as amended on or prior to the date hereof and as it may be further amended or amended and restated from time to time, the “Credit Agreement”).  Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.                                       Termination of Note Purchase Agreement and Intercreditor Agreement; Conversion of Term B2 Loans.  Effective as of the date hereof, the Note Purchase Agreement and the Intercreditor Agreement are hereby terminated.  All Term B2 Loans under the Note Purchase Agreement are hereby converted into Term Loans under the Credit Agreement and the outstanding principal amount of the Term Loans of each Lender immediately after the effectiveness of this Amendment shall equal the aggregate of the outstanding principal amounts of such Lender/Noteholder’s Term B1 Loans and Term B2 Loans immediately prior to the effectiveness of this Amendment.

3.                                       Amendments to Credit Agreement.  The Credit Parties, the Lenders, and the Agents agree that the Credit Agreement is hereby amended, effective (and deemed to be obtained) as of November 13, 2005, as follows:

(a)                                  The definition of “Applicable Margin” is hereby amended as follows:

(i)                                     Clause (a) in the definition of “Applicable Margin” is hereby deleted and replaced by the following, “(a) for Term Loans, (i) 1. 50% in the case of Base Rate Loans and (ii) 2.50% in the case of Eurodollar Loans; provided that at any time when the Consolidated Total Leverage Ratio for any Payment Period (determined as set forth below) shall be less than 4.25 to 1, the Applicable Margin for Term Loans shall be (i) 1.25% in the case of Base Rate Loans and (ii) 2.25% in the case of Eurodollar Loans,”

(ii)                                  The chart in clause (b) is hereby deleted and replaced by the following:

Applicable Margin (% per annum)

Revolving Credit Loans

Swing Loans

Consolidated Total Leverage Ratio	Base Rate Loans	Eurodollar Loans

greater than or equal to 4.00 to 1	1.75%	2.75%
less than 4.00 to 1 and greater than or equal to 3.50 to 1	1.50%	2.50%
Less than 3.50 to 1 and greater than or equal to 3.00 to 1	1.25%	2.25%
Less than 3.00 to 1 and greater than or equal to 2.50 to 1	1.00%	2.00%
Less than 2.50 to 1	0.75%	1.75%

(b)                                 All references to “Term B1 Loans” are hereby replaced by references to “Term Loans.”

(c)                                  All references to “Term B1 Borrowing” are hereby replaced by references to “Term Borrowing.”

(d)                                 All references to “Required Senior Lenders” are hereby replaced with “Required Lenders.”

(e)                                  All references to “Senior Lenders” are hereby replaced with “Lenders.”

(f)                                    The definitions of “Cash Interest Expense” and “Collateral” are hereby amended by deleting all references to “or under the Note Purchase Agreement, “or the Note Purchase Agreement” and “and the Term B2 Loans.”

(g)                                 The definitions for the following terms are hereby deleted and replaced by the following:

“Basic Documents” means the Loan Documents, the Senior Subordinated Note Indenture, the Senior Subordinated Notes, and any related agreement.

“Collateral Documents” means the Holding Company Collateral Documents, the Pledge Agreement, the Security Agreement, the Trademark Security Agreement, the Mortgages, and all other agreements, instruments or documents delivered by any Credit Party or Affiliate thereof pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent a Lien on any real, personal or mixed property of that Credit Party as security for any of its obligations hereunder.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Loan Documents” means this Agreement, any promissory notes evidencing Loans hereunder, the Collateral Documents, the Affiliate Subordination Agreement and any other instruments or documents delivered or to be delivered by any Credit Party or Affiliate thereof from time to time pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets (including intangible assets), operations or condition (financial or otherwise), of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Required Revolving Credit Lenders” means, at any time, Lenders having Revolving Credit Loans, LC Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Loans, LC Exposure and unused Revolving Credit Commitments at such time.

“Required Term Loan Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the sum of the total Term Loans at such time.

“Term Loans” has the meaning assigned to such term in Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the agreement of such Lender to make Term Loans to the Borrower during the Term Loan Availability Period.  The aggregate original amount of the Term Loan Commitments is $111,500,000.

“Term Loan Lender” means any Lenders from time to time holding Term Loans including assignees under any assignments permitted by Section 10.4.

“Term Loan Maturity Date” means June 24, 2009.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the Term B2 Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to any Credit Party (other than the Borrower), the execution, delivery and performance by such Credit Party of the Facility Documents to which it is a party.

(h)                                 The definitions of “Facility Documents,” “Intercreditor Agreement,” “Noteholder,” “Note Purchase Agreement,” “Note Purchase Documents,” “Required Senior Lenders,” “Senior Loans,” and “Term B2 Loans” are hereby deleted.

(i)                                     The following definitions are hereby added to the Credit Agreement in their appropriate alphabetical order:

“Cash Management Obligations” means all obligations due from any Credit Party to the Administrative Agent or any Senior Lender arising from or related to cash management services including the automated clearing house transfer of funds for the account of any Credit Party pursuant to an agreement or overdrafts.

“Hedging Agreement Obligations” means all obligations in respect of any Hedging Agreements between any Credit Party and the Administrative Agent or any Senior Lender.

“Required Lenders” means, at any time, Lenders having Loans, LC Exposure, unused Commitments representing more than 50% of the sum of the total Loans, LC Exposure and unused Commitments at such time.

(j)                                     Section 2.9(b) is hereby deleted and replaced by the following:

(b)                                 The Borrower hereby unconditionally promises to pay on each Quarterly Date, commencing with the first such date occurring after the Effective Date, to the Administrative Agent for the account of the Term Loan Lenders quarterly principal payments in an aggregate amount equal to $350,000.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(k)                                  The parenthetical in lines 4 and 5 of Section 2.10(b)(ii) is hereby deleted.

(l)                                     The proviso at the end of Section 2.17(b) is hereby deleted.

(m)                               The following subsection (f) is hereby added to Section 2.17 of the Credit Agreement:

(f)                                    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due under the Collateral Documents under any circumstances, including during, or as a result of the exercise by the Administrative Agent of remedies under the Collateral Documents and applicable law, such funds shall be applied with the following priorities:

first, to the extent applicable, to pay the costs and expenses of the Agents and the Co-Lead Arrangers including the costs and expenses of collection, sale or other realization on the Collateral or other exercise of remedies under the Collateral Documents and the fees and expenses of its agents and counsel, and all expenses incurred and all advances made by the Administrative Agent in connection therewith, and to the payment of the Credit Parties’ obligations to the Agents and the Co-Lead Arrangers under Section 10.3 hereof, second, to pay interest and fees then due under the Loan Documents to the Lenders ratably in accordance with the amounts of interest and fees then due to such Lenders, and third, to pay principal and unreimbursed LC Disbursements under the Loan Documents and in respect of Hedging Agreement Obligations and Cash Management Obligations, in each case, then due to the Administrative Agent or the Lenders ratably in accordance with the amounts of principal, unreimbursed LC Disbursements, Hedging Agreement Obligations and Cash Management Obligations then due to the Administrative Agent or such Lenders.

(n)                                 Clauses (x) and (y) of Section 6.5 are hereby deleted and replaced by the following:  “(x) name the Administrative Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Administrative Agent for the benefit of the Lenders as the loss payee thereunder for any covered loss in an amount not less than $1,000,000 per occurrence, with “umbrella” coverage in an aggregate amount not less than $25,000,000 and provides for at least 30 days prior written notice to the Administrative Agent of any modifications or cancellation of such policy.”

(o)                                 Section 7.1(a) is hereby deleted and replaced by the following:

(a)                                  Indebtedness created hereunder;

(p)                                 The reference to “or the Note Purchase Agreement” in clause (i) of the proviso to Section 7.8 is hereby deleted.

(q)                                 Section 8.1(q) is hereby deleted.

(r)                                    Section 10.2 is hereby deleted and replaced by the following:

(a)                                  No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by the Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)                                                                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, in each case, that no such agreement shall:

(c)

(i)                                     increase any Commitment of any Lender without the written consent of such Lender;

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan or postpone the scheduled date of expiration of any Commitment, or postpone the ultimate expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

(iv)                              change Section 2.10(c) hereof in a manner that would alter the application of prepayments thereunder, without in each case the written consent of each Lender;

(v)                                 alter the rights or obligations of the Borrower to prepay Loans, other than mandatory prepayments required by Section 2.10(b) of this Agreement, without the written consent of each Lender;

(vi)                              change any of the provisions of this Section 10.2 or the definition of “Required Lenders”, “Required Revolving Credit Lenders”, or “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vii)                           release any of the Guarantors from their obligations in respect of its Guarantee under Article III hereof or release all or substantially all of the Collateral (or terminate any Lien with respect thereto), except in connection with a disposition of all of the shares of capital stock of a subsidiary in a transaction permitted hereunder, under this Agreement, or as to which the Required Lenders have provided their prior written consent or as otherwise expressly permitted in this Agreement, without the written consent of each Lender;

(viii)                        waive any of the conditions precedent specified in Section 5.1 or 5.2 hereof, without the written consent of each Lender and the Administrative Agent;

(ix)                                change any provisions of any Loan Document in a manner which by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class except to the extent that changes to the mandatory prepayment provisions of Section 2.10(b) hereof shall be deemed to adversely affect such rights, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class (in addition to any other consent required under any other clause of this Section); or

(x)                                   change Section 2.17 of this Agreement in a manner that would alter the pro rata sharing of payments required hereby;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)                                  None of the Collateral Documents nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties party thereto, and by the Administrative Agent with the consent of the Required Lenders.

(d)                                 The Administrative Agent and the Lenders agree that if all of the capital stock of or other equity interests in any Subsidiary that is owned by the Credit Parties is sold or distributed to any Person as permitted by the terms of this Agreement, the Loan Documents and the Collateral Documents, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of the Loan Documents and such Subsidiary is not the continuing or surviving corporation, the Administrative Agent shall, upon request of the Borrower (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent or any Lender may reasonably request to establish that such sale, distribution, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 hereof and authorize the Administrative Agent to release the Lien created by the Collateral Documents on any capital stock of or other equity interests in such Subsidiary.

(s)                                  The second and third provisos at the end of Section 10.4(b)(ii)(B) are hereby deleted.

(t)                                    The proviso at the end of Section 10.4(c) is hereby deleted and replaced by the following:

; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b), that affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.

4.                                       No Default; Representations and Warranties, etc.  The Credit Parties hereby confirm that: (a) the representations and warranties of the Credit Parties contained in Article 4 of the Credit Agreement are true on and as of the date hereof as if made on such date; (b) the Credit Parties are in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on their part to be observed or performed thereunder; and (c) after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

5.                                       Conditions to this Amendment.  This Amendment shall not become effective until the date on which each of the following conditions is satisfied or waived in writing by all of the Term Loan Lenders and Term B2 Loan Lenders:

(a)                                  Counterparts of Amendment.  The Administrative Agent shall have received from the Credit Parties and each Term B1 Loan Lender and Term B2 Loan Lender either (i) a counterpart of this Amendment signed on behalf of the Lenders which are parties to the Credit Agreement and on behalf of the Noteholders which are parties to the Note Purchase Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such parties have signed counterparts of such Agreements.

(b)                                 Senior Subordinated Notes Indenture.  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the transactions described in this Amendment, including, without limitation, the conversion of the Term B1 Loans and Term B2 Loans to Term Loans under the Credit Agreement, will not violate or result in a default under the Senior Subordinated Notes Indenture (including, without limitation, certification that such transactions shall not violate or result in a default under Sections 4.10 or 4.17 of the Senior Subordinated Notes Indenture).

(c)                                  Opinion.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the effective date of this Amendment) of Kaplan, Strangis and Kaplan, P.A., counsel to the Credit Parties, substantially in the form of Exhibit A annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent shall request (and each Credit Party hereby requests such counsel to deliver such opinion).

(d)                                 Other Documents.  The Administrative Agent shall have received such other documents as any Agent or Special Counsel shall have reasonably requested.

(e)                                  Expenses.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby and the reimbursement or payment of all other out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

6.                                       Subsequent Loan Repricing. The Borrower and the Lenders hereby agree that:

(a)                                  If, during the period beginning on the day after the effective date of this Amendment and ending on the first anniversary thereof, the Borrower requests and obtains an effective decrease in the Applicable Margin with respect to any Loan (other than pursuant to a refinancing or an amendment and restatement of the Credit Agreement), with respect only to the first such decrease in the Applicable Margin, the Borrower shall pay to the Administrative Agent, in immediately available funds, for the account of each Lender, a fee equal to 1% of the aggregate principal amount of such Lender’s Loans then outstanding; provided that such fee shall be paid only to Lenders which consent to such decrease; and

(b)                                 If any Lender shall refuse to consent to any such request by the Borrower for a decrease in the Applicable Margin with respect to any Loan and such request has been approved by the Required Lenders, then the Borrower shall have the right, if no Default then is continuing, to replace such Lender (the “Replaced Lender”) with one or more assignees as permitted by the Credit Agreement, which assignee(s) shall not be a Lender(s) who has defaulted in its obligations to fund Loans hereunder (collectively, the “Replacement Lender”); provided, that each such Replacement Lender satisfies all of the assignment requirements set forth in Section 10.4(b) of the Credit Agreement and the following additional requirements:

(i)                                     Each such Replacement Lender shall consent to the request for a decrease in the Applicable Margin (and such Replacement Lender shall therefore be entitled to the fee provided for in subsection (a) above);

(ii)                                  The purchase price payable by the Replacement Lender to the Replaced Lender for the Replaced Lender’s Loans shall be 101% of the outstanding principal amount of the assigned Loans, plus all accrued, but unpaid, interest and fees and other amounts owing to the Replaced Lender on or prior to the date of replacement; provided that such purchase price shall apply only if such replacement occurs during the period beginning on the day after the effective date of this Amendment and ending on the first anniversary thereof.

7.                                       Miscellaneous.

(a)                                  Loan Documents Effective.  Except to the extent specifically amended or waived hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.  The foregoing waivers shall apply solely to the provisions of the Credit Agreement specified herein for the periods and purposes specified herein.  Nothing herein shall be deemed to constitute a modification, amendment or waiver of any other term or condition of the Credit Agreement.

(b)                                 Delivery of Term Notes.  The Borrower shall promptly deliver to each Lender that shall have requested a promissory note for their Term Loans, a duly completed and executed promissory note for such Lender in the outstanding principal amount equal to the aggregate of the outstanding principal amount of each of their Term B1 Loans and Term B2 Loans.

(c)                                  Further Assurances.  Upon request from the Administrative Agent, the Credit Parties hereby agree to execute such amendments, supplements or modifications to the Collateral Documents to account for the transactions contemplated by this Amendment.

(d)                                 Counterparts.  This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(e)                                  Governing Law.  This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President and Chief Financial Officer

SUBSIDIARIES/GUARANTORS

AFFINITY ADVERTISING, LP

By: VBI, INC., its General Partner

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President and Chief Financial Officer

AFFINITY BROKERAGE, INC.

AFFINITY ROAD AND TRAVEL CLUB, INC.

ARU, INC.

CAMP COAST TO COAST, INC.

CAMPING REALTY, INC.

CAMPING WORLD, INC.

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.

COAST MARKETING GROUP, INC.

CWI, INC.

CW MICHIGAN, INC.

EHLERT PUBLISHING GROUP, INC.

GOLF CARD INTERNATIONAL CORP.

GOLF CARD RESORT SERVICES, INC.

GSS ENTERPRISES, INC.

POWER SPORTS MEDIA, INC.

TL ENTERPRISES, INC.

VBI, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President and Chief Financial Officer

2

AGREEMENT OF HOLDING COMPANY AND

RATIFICATION OF NONRECOURSE GUARANTY

The undersigned hereby agrees to the provisions of Section 2 and 3 and as guarantor hereby acknowledges and consents to the foregoing Amendment as of the date hereof, and agrees that the Amended and Restated Nonrecourse Guaranty and Pledge Agreement dated as of April 27, 2004 remains in full force and effect, and the undersigned confirms and ratifies all of its obligations thereunder.

AFFINITY GROUP HOLDING, INC.

By:	/s/ Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	Senior Vice President and Chief Financial Officer

3

ADMINISTRATIVE AGENT and

SYNDICATION AGENT

CANADIAN IMPERIAL BANK OF
COMMERCE, as Administrative Agent and
Syndication Agent

By:	/s/ George Knight
	Name:	George Knight
	Title:	Canadian Imperial Bank of Commerce Authorized Signatory

4